As filed with the Securities and Exchange Commission on November 21, 2007

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM N-8A

         NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940

   The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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         Name:       PHL VARIABLE ACCUMULATION ACCOUNT II

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         Address of Principal Business Office:
                           One American Row, Hartford, Connecticut 06102-5056

         Telephone Number:    (800) 447-4312

         Name and Address of Agent for Service of Process:

                               John H. Beers, Esq.
                         PHL Variable Insurance Company
                                One American Row
                        Hartford, Connecticut 06102-5056

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Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

         Yes    |X|           No  [ ]


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                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, PHL Variable Insurance Company has caused this notification of registration to be duly signed on behalf of the registrant, in the city of Hartford and state of Connecticut on the 19th day of November, 2007.

                                   PHL VARIABLE ACCUMULATION ACCOUNT II
                                               (Registrant)

            [SEAL]
                                   BY:  PHL VARIABLE INSURANCE COMPANY

                                        /s/ Kathleen A. McGah
                                       ---------------------------------
                                         Kathleen A. McGah
                                         Vice President and Assistant Secretary

   Attest:  /s/John H. Beers
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            John H. Beers

            Title:  Vice President and Secretary, PHL Variable Insurance Company